Ezxhibit 10.2

CHANGE IN CONTROL AGREEMENT

Agreement, made this 12th day of November, 2008, by and between Gentiva Health Services, Inc., a Delaware corporation (the “Company”), and Ronald A. Malone (the “Executive”).

WHEREAS, the Executive is a key employee of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) considers the maintenance of a sound management to be essential to protecting and enhancing the best interests of the Company and its stockholders and recognizes that the possibility of a change in control raises uncertainty and questions among key employees and may result in the departure or distraction of such key employees to the detriment of the Company and its stockholders; and

WHEREAS, the Board wishes to assure that it will have the continued dedication of the Executive and the availability of his or her advice and counsel, notwithstanding the possibility, threat or occurrence of a bid to take over control of the Company, and to induce the Executive to remain in the employ of the Company; and

WHEREAS, the Executive and the Company previously entered into a Change in Control Agreement dated March 22, 2004; and

WHEREAS, the Executive and the Company wish to amend and restate the Change in Control Agreement as set forth herein; and

WHEREAS, the Executive is willing to continue to serve the Company taking into account the provisions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, and the respective covenants and agreements of the parties herein contained, the parties agree as follows:

1. Operation and Term of Agreement.  This Agreement shall commence on the date set forth above and shall terminate on December 31, 2009 unless this Agreement is terminated earlier, as set forth below; provided, however, that in the event of a Change in Control of the Company and a termination of the Executive’s employment by the Company not for Cause or a termination by the Executive for Good Reason during the term of this Agreement, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied.  Notwithstanding the foregoing, prior to a Change in Control this Agreement shall immediately terminate upon termination of the Executive’s employment, except in the case of such termination under circumstances set forth in the last paragraph of Section 4 below.

2. Change in Control; Protection Period.  A “Change in Control” shall be deemed to occur on the date that any of the following events occur:

(a) any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company or any subsidiary and other than Permitted Holders) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board;

(b) either (i) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a “Current Director” shall mean any member of the Board as of the date set forth in the first paragraph of this Agreement, and any successor of a Current Director whose election, or nomination for election by the Company’s shareholders, was approved by at least two-thirds of the Current Directors then on the Board) or (ii) at any meeting of the shareholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected;

(c) consummation of (i) a plan of complete liquidation of the Company, or (ii) a merger or consolidation of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of common stock of the Company (the “Common Stock”) outstanding immediately prior to the effectiveness thereof are changed into common stock of the subsidiary) or (B) pursuant to which the Common Stock is converted into cash, securities or other property, except a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or

(d) consummation of a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, none of the events set forth in clauses (a) through (d) above in the definition of Change in Control shall constitute a “Change in Control” unless such event is also a “change in control event” as defined in Treas. Reg. § 1.409A-3(i)(5).

For purposes of this Section 2 under this Agreement, “Permitted Holders” shall mean Miriam Olsten, Stuart Olsten, and Cheryl Olsten, and each of their spouses, their lineal descendants and their estates and their Affiliates or Associates (as defined in Rule 12b-2 of the Exchange Act) (collectively the “Olsten Stockholders”), so long as the Olsten Stockholders beneficially own 20% or less of the voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board.

A “Protection Period” shall be the period beginning on the date of a Change in Control and ending on December 31, 2009.

3. Termination Following Change in Control.  The Executive shall be entitled to the benefits provided in Section 4 hereof if, within a Protection Period, the Executive’s employment by the Company shall be terminated (a) by the Company not for

“Cause” and not due to the Executive’s death or “Disability”, or (b) by the Executive for “Good Reason.”

(i) Disability.  The Executive’s employment shall be deemed to have terminated because of a “Disability” if the Executive applies for and is determined to be eligible to receive disability benefits under the Company’s long-term disability plan or program, or, in the absence of such a plan or program, as defined in Section 22 of the Internal Revenue Code of 1986, as amended (the “Code”).

(ii) Cause.  Termination by the Company of the Executive’s employment for “Cause” shall mean termination due to (A) the Executive’s conviction of a felony, or (B) any act of willful fraud, dishonesty or moral turpitude.

(iii) Without Cause.  The Company may terminate the employment of the Executive without Cause during a Protection Period only by giving the Executive written notice of termination to that effect.  In that event, the Executive’s employment shall terminate on the last day of the month in which such notice is given (or such later date as may be specified in such notice), and the benefits set forth in Section 4 hereof shall be provided to the Executive.

(iv) Good Reason.  For purposes hereof, “Good Reason” shall mean, unless remedied by the Company within thirty (30) days after the receipt of written notice from the Executive as provided below or consented to in writing by the Executive:

(A) a reduction by the Company in the Executive’s annual base salary (other than any reduction therein which is in proportion to reductions in the base salaries of all of the Company’s executive officers, unless, however, such proportionate reduction exceeds 20% of the Executive’s annual base salary);

(B) there has occurred a failure by the Company to maintain plans providing benefits not materially less favorable than those provided by any benefit or compensation plan (including, without limitation, any incentive compensation plan, bonus plan or program, retirement, pension or savings plan, stock option plan, restricted stock plan, life insurance plan, health and dental plan and disability plan) in which the Executive is participating immediately before the beginning of the Protection Period, or the Company has taken any action which would adversely affect the Executive’s participation in or reduce the Executive’s benefits (other than stock option or restricted stock grants) under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive immediately before the beginning of the Protection Period, or the Company has failed to provide the Executive with the number of paid vacation days to which he would be entitled in accordance with the normal vacation policy of the Company as in effect immediately before the beginning of the Protection Period; provided, however, that a reduction in benefits under the Company’s taxqualified retirement, pension or savings plans or its life insurance plan, health and dental plan, disability plans or other insurance plans which reduction applies equally to all participants in the plans and has a de minimis effect on the Executive shall not constitute “Good Reason” for termination by the Executive;

(C) a material diminution in the Executive’s title, positions, duties and responsibilities from those described in Section 2 of the Executive’s Employment Agreement with the Company dated of even date herewith (the “Employment Agreement”) as in effect on the date of the Change in Control (other than as permitted under the Employment Agreement) or the assignment by the Company to the Executive of duties and responsibilities that are materially inconsistent with his position;

(D) a failure by the Company to assign to the Executive the duties, responsibilites and obligations customarily assigned to individuals serving as chairman of the board of directors of comparable companies;

(E) a material breach by the Company of the Employment Agreement;

(F) the Company has failed to obtain the assumption of the obligations contained in this Agreement by any successor as contemplated in Section 9(c) hereof; or

(G) there occurs any purported termination of the Executive’s employment by the Company without Cause which is not effected pursuant to a written notice of termination as described in subsection (iii) above.

The Executive shall exercise his right to terminate employment for Good Reason by giving the Company a written notice of termination specifying in reasonable detail the circumstances constituting such Good Reason, and the Company will have a period of thirty (30) days from receipt of such written notice during which it may remedy the condition.  In the event the Company fails to remedy the condition within such period, the Executive’s employment shall terminate immediately following the end of such period.

A termination of employment by the Executive within a Protection Period shall be for Good Reason if one of the occurrences specified in this subsection (iv) shall have occurred, notwithstanding that the Executive may have other reasons for terminating employment, including employment by another employer which the Executive desires to accept.

4. Benefits Upon Termination Within Protection Period.  If, within a Protection Period, the Executive’s employment by the Company shall be terminated (a) by the Company not for Cause and not due to the Executive’s death or Disability, or (b) by the Executive for Good Reason, the Executive shall be entitled to the benefits provided for below (and the Executive shall not be entitled to severance benefits otherwise payable under the Executive’s Employment Agreement with the Company or under any other severance plan or policy of the Company):

(i) The Company shall pay to the Executive (A) base salary at the rate then in effect through the date of the Executive’s termination of employment in accordance with the standard payroll practices of the Company, and (B) base salary in lieu of vacation ac-

crued to the date on which his employment terminates, which shall be paid, subject to Section 10 below, 10 business days after the date of such termination of employment;

(ii) The Company shall pay to the Executive an amount in cash equal to two and one half (2.5) times the sum of (A) the Executive’s annual base salary in effect immediately prior to the date of the Executive’s termination of employment or the date of the Change in Control (whichever is higher), and (B) the higher of (x) the Executive’s target annual bonus for the year that includes the date of the Executive’s termination of employment or (y) the Executive’s target annual bonus for the year that includes the date of the Change in Control; and such amount shall be paid, subject to Section 10 below, in a lump sum 10 business days after the date of such termination of employment;

(iii) The Company shall continue to cover the Executive and his dependents under, or provide the Executive and his dependents with insurance coverage no less favorable than, the Company’s life, disability, health, dental or other employee welfare benefit plans or programs (as in effect on the day immediately preceding the Protection Period or on the date of termination of his employment, whichever is more favorable to the Executive) for a period equal to the lesser of (x) two years following the date of termination or (y) until the Executive is provided by another employer with benefits substantially comparable to the benefits provided by such plans or programs; provided, however, that the provision of this benefit shall be contingent upon the cooperation of the Executive (or his dependent, as applicable) in any reasonable request by the Company to facilitate the provision of such benefit, including responding to questionnaires and submitting to minimally intrusive medical examinations; and, so long as the Executive has not become eligible for substantially similar health benefit coverage from a subsequent employer, for the period beginning on the second anniversary of the date of termination of employment and ending on the earlier of the date the Executive is eligible for substantially similar health benefit coverage from a subsequent employer or the date he becomes eligible for Medicare, the Company will reimburse the Executive’s premium cost for health benefit plan coverage (to the extent such coverage is substantially similar to the coverage provided from time to time under the medical, dental and vision care plans of the Company for senior executives of the Company) up to a monthly amount equal to the sum of (i) the monthly contribution the Company would have made toward the premium cost of such coverage had the Executive remained covered under the Company’s medical, dental and vision care plans, and (ii) $417, and such reimbursement shall be made within thirty (30) business days following presentment to the Company by the Executive of a receipt for such payment of such premiums by him;

(iv) All options to purchase Company stock held by the Executive and all restricted shares of Company stock, restricted Company share units and other equity-based compensation awards held by the Executive shall become immediately vested in full upon such termination of employment, and all such stock options shall be exercisable for three years following such termination of employment (but not beyond the original full term of the stock option); and

(v) All of the Executive’s benefits accrued under the pension, retirement, savings and deferred compensation plans of the Company shall become vested in full;

provided, however, that to the extent such accelerated vesting of benefits cannot be provided under one or more of such plans consistent with applicable provisions of the Code, such benefits shall be paid to the Executive outside the applicable plan in a lump sum, subject to Section 10 below, 10 business days after the date of termination of employment; provided, further, however, that, to the extent any such unvested benefit constitutes deferred compensation for purposes of Section 409A of the Code, the payment of such deferred compensation shall instead be made at the time it was otherwise scheduled to be paid under the applicable plan.

Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled to the benefits described in this Section 4, if the Executive’s employment with the Company is terminated by the Company prior to December 31, 2009 (other than for Cause) and within one year prior to the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control. In such event, amounts will be payable hereunder only following, and, subject to Section 10 below, 10 business days after, the Change in Control.  Any amount so payable hereunder shall be reduced by the amount of severance benefits paid to the Executive under the Employment Agreement or under any other severance agreement or plan of the Company.

5. Non-exclusivity of Rights.  Except as expressly set forth herein, this Agreement shall not prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, practices, policies or programs provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall it limit or otherwise affect such rights as the Executive may have under any stock option or other agreements with the Company or any of its subsidiaries.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, practice, policy or program of the Company or any of its subsidiaries at or subsequent to the date of termination of the Executive’s employment shall be payable in accordance with such plan, practice, policy or program.

6. Full-Settlement; Legal Expenses.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.  The Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any dispute or contest by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment hereunder) if the Executive substantially prevails in the dispute or contest.  Following the final determination of the dispute in which the Executive has substantially prevailed, the Company shall reimburse all such reasonable costs within 10 days following written demand therefor (supported by documentation of such costs) by the Executive, and the Executive shall make such written demand within 60 days following the final determination of the dispute; provided, however, that such payment shall be made no later than on or prior to the end of the calendar year following the calendar year in which the cost is incurred.  Notwithstanding the foregoing, in the event a final determination of the dispute has not been made by December 20 of the year following the calendar year in which the cost is incurred, the Company shall, within 10 days after such December 20, reimburse such reasonable costs (supported by documentation of such costs) incurred in the prior taxable year; provided, however, that the Executive shall return such amounts to the Company within 10 business days following the final determination if the Executive did not substantially prevail in the dispute.  The amount of any expenses eligible for payment under this Section 6 during a calendar year will not affect the amount of any expenses eligible for payment under this Section 6 in any other taxable year.  In any such action brought by the Executive for damages or to enforce any provisions of this Agreement, the Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company’s obligations hereunder, in his sole discretion.

7. Excise Tax Gross-Up.

(a) In the event it shall be determined that any payment, award, benefit or distribution (including, without limitation, the acceleration of any payment, award, distribution or benefit), by the Company or any of its affiliates to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any corresponding provisions of state or local tax law, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax, income tax or employment tax) imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes, the Executive retains from the Gross-Up Payment an amount equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 7(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code does not exceed by more than $25,000 the greatest amount (the “Safe Harbor Amount”) that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-up Payment shall be made to the Executive and the amount payable under Section 4(ii) of this Agreement shall be reduced so that the Payments, in the aggregate, are reduced to the Safe Harbor Amount.  For purposes of reducing the payments to the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Payments to the Safe Harbor Amount, no amounts payable under this Agreement shall be reduced pursuant to this Section 7.  Notwithstanding any other provision in this Section 7, in the event a Change in Control occurs after March 24, 2009 (other than pursuant to an acquisition agreement entered into by the Company and the acquiror on or prior to March 24, 2009), for purposes of this Section 7 the amount of any Gross-Up Payment resulting from such Change in Control shall be no greater than $1 million.

(b) Subject to the provisions of Section 7(c), all determinations required to be made under this Section 7, including the determination of whether a Gross-Up Payment is required and of the amount of any such Gross-up Payment, shall be made by the outside firm of auditors regularly used by the Company to audit its financial statements at the time of the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days after the receipt of notice from the Company that the Executive has received a Payment, or such earlier time as is requested by the Company.  The initial Gross-Up Payment, if any, as determined pursuant to this Section 7(b), shall be paid to the Executive (or for the benefit of the Executive to the extent of the Company’s withholding obligation with respect to applicable taxes) no later than the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm meeting the requirements of this Section 7(b) shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 7(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.  The fees and disbursements of the Accounting Firm shall be paid by the Company.

(c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business days after the Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii) cooperate with the Company in good faith in order effectively to contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all fees, costs and expenses (including additional interest and penalties, and reasonable attorneys’ fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or employment tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of fees, costs and expenses.  Without limitation on the foregoing provisions of this Section 7(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or employment tax, including interest or penalties with respect thereto, imposed with respect to such advance; and further, provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 7(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 7(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e) Anything in this Agreement to the contrary notwithstanding, except as otherwise provided in Treas. Reg. Section 1.409A-3(i)(1)(v), in no event shall any payment by the Company pursuant to this Section 7 be made later than the end of the Executive’s taxable year next following the Executive’s taxable year in which he remits the related taxes.

8. Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its subsidiaries, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its subsidiaries and which has not become public knowledge (other than by acts of the Executive or his or her representatives in violation of this Agreement).  After the date of termination of the

Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  In no event shall an asserted violation of the provisions of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

9. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, executors, administrators, legal representatives or successor(s) in interest.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

10. Section 409A.  It is intended that this Agreement will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service,” or (ii) the date of his death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 10 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum together with interest at 1% above the prime rate (as reported in The Wall Street Journal, Eastern Edition), as in effect on the first day of the Delay Period, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of Section 4 above, the Executive’s employment will be deemed to have terminated on the date of the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.  No action or failure to act, pursuant to this Section 10 shall subject the

Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A of the Code.  With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A of the Code, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid if such limit is imposed on all participants), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.

11. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws thereof. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Ronald A. Malone

To the last address of Executive on record with the Company

If to the Company:

Gentiva Health Services, Inc.
3 Huntington Quadrangle, 2S
Melville, NY 11747

Attention:  Chairman, Compensation Committee

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall, not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

(f) Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration.  This arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity.  The Executive and the Company shall be entitled to discovery in any such proceeding.  All fees, costs and expenses of the arbitration, with the exception (other than as provided in Section 6 above) of the Executive’s attorney’s fees, costs and expenses, shall be borne by the Company.  The arbitrator shall be acceptable to both the Company and the Executive.  If the parties cannot agree on an acceptable arbitrator, the dispute shall he held by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.  The arbitrator(s) shall not have the power to commit substantive errors of law, legal reasoning or fact, shall set forth their factual and legal reasoning in any award or determination, and any such award or determination may be vacated or corrected as a result.

(g) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof but, except as specifically provided in Section 4 hereof does not supersede or override the provisions of (i) any stock option, employee benefit or other plan, program, policy or practice in which Executive is a participant or under which the Executive is a beneficiary, or (ii) the Employment Agreement of even date herewith between the Executive and the Company; provided, however, that this Agreement does supersede and replace any prior severance agreement (but not the Employment Agreement) and change in control agreements between the Company and the Executive, including specifically all such agreements entered into by the Executive and the Company as of March 14, 2000 and those entered into on June 14, 2002 and March 22, 2004.

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IN WITNESS WHEREOF, the Executive has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed as of the day and year first above written.

By: /s/ Ronald A. Malone
Name: Ronald A. Malone Title: Chief Executive Officer and Chairman of the Board

GENTIVA HEALTH SERVICES, INC.

By: /s/ Stuart R. Levine Name: Stuart R. Levine Title: Chair, Compensation Committee